Exhibit 99.1

ACE*COMM APPOINTS JIM GREENWELL AS PRESIDENT

Gaithersburg, MD - November 30, 2006 - ACE*COMM Corporation (NASDAQ: ACEC), a global provider of value added services for telecom operators and advanced operations support systems (OSS) solutions, today announced the appointment of Jim Greenwell as president. Mr. Greenwell has over 18 years of management experience, including sales, marketing, business development, and operations for telecommunications companies. Mr. Greenwell will report to George T. Jimenez, who remains as CEO and Chairman of the Board.
“With his industry knowledge, leadership skills and experience growing businesses profitably, Jim possesses the capabilities to guide ACE*COMM to fully capitalize on the compelling market potential for our technology,” said Mr. George T. Jimenez, Chairman and CEO. “As president, he will have the support of a cohesive, seasoned management team committed to achieving the company’s financial and business goals. I have challenged this team with some very aggressive business growth and profitability goals, and I have the utmost confidence in their ability to deliver.”
Prior to joining ACE*COMM, Jim was senior vice president at LCC International, a global leader in voice and data design, deployment and management solutions to the wireless telecommunications industry, responsible for the Americas and Asia Pacific Division. While there he successfully reengineered the division back to profitability by divesting certain operations, focusing on selling profitable new business and controlling costs. Prior to heading up the Americas and Asia Pacific Division, Jim served as vice president of sales and account management where he exceeded sales goals and was instrumental in bringing in some of the largest deals in the company’s history. Prior to LCC, Jim was a managing director at Markowitz and McNaughton, a consulting firm where he engineered a turn-around in profitability and sales, building the company to record revenues while decreasing turnover and increasing profitability. Jim also served as a reengineering/change management consultant with Coopers and Lybrand and was a sales manager for Environmental Tectonics Corporation. His career began as a military intelligence officer in the U.S. Army where he focused on Signals Intelligence. Jim is a graduate of Western Kentucky University and holds an MBA from the Darden School of Business, at the University of Virginia.
“ACE*COMM has a rich tradition and reputation in technology innovation and customer satisfaction,” said Mr. Greenwell. “It is my goal to focus our team on the fundamentals that have made our company a reputable and successful global leader in providing network based solutions to our customers. We have an opportunity to build upon a strong foundation of committed professionals throughout the globe, a diverse and extensive customer base, an excellent brand, and an innovative product focus that will define our company’s success for the future. It is a privilege to assume the role of President and I look forward to working with everyone on the team to achieve our goals.”

© 2006 ACE*COMM	News Release	1 of 2

About ACE*COMM
ACE*COMM is a global provider of value added services for telecom operators and advanced operations support systems (OSS) solutions for telecom service providers and enterprises. ACE*COMM’s solutions are applicable to a range of legacy through next-generation networks that include wired, wireless, voice, data, multimedia, and Internet communications networks. These solutions provide the analytical tools required to extract knowledge from operating networks—knowledge customers use for asset recovery and revenue assurance, cost reduction, improved operational efficiency, acceleration of time-to-market for new services, and more effective customer care.
For over 20 years, ACE*COMM technology has been effectively deployed for more than 300 customers, spanning over 4,000 installations in 70 countries worldwide. ACE*COMM-installed products are currently enabling the success of customers and partners such as Alcatel, AT&T, Cisco, General Dynamics, IBM, Level 3 Communications, Marconi, Motorola, Northrop Grumman, Siemens, and Unisys. Headquartered in the Washington, DC area, ACE*COMM has corporate offices in Australia, Canada, China, and the UK. ACE*COMM is a registered ISO 9001 quality standard company. For more information, visit www.acecomm.com.
ACE*COMM, NetPlus, the ACE*COMM logo, and N*VISION are registered trademarks, and Convergent Mediation and Parent Patrol are trademarks of ACE*COMM Corporation.
Except for historical information, the matters discussed in this news release include forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including, but not limited to: the failure of anticipated demand to materialise, delays or cancellations of orders due to various factors, including business and economic conditions in the U.S. and foreign countries; industry-wide slowdowns, any limitations on customers’ financial resources, the continued convergence of voice and data networks, the continuing success of the Company’s strategic alliances for product development and marketing, customer purchasing and budgetary patterns or lack thereof; pricing pressures and the impact of competitive products; the timely development and acceptance of new products; the Company’s ability to adequately support its operations, and other risks detailed from time to time in the Company’s Report on Form 10-Q and other reports filed with the Securities Exchange Commission.

Media Relations Contact:
media@acecomm.com

Investor Relations Contact:
Jody Burfening
jburfening@lhai.com
212.838.3777

© 2006 ACE*COMM	News Release	2 of 2